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                                                                    Exhibit 99.1

                         [COMMNET CELLULAR INC. LOGO]


FOR IMMEDIATE RELEASE                      Contact: Daniel P. Dwyer
                                                    Chief Financial Officer
                                                    CommNet Cellular Inc.
                                                    (303) 694-8520
                                                    Web Site: http//www.cels.com


                COMMENT CELLULAR TO SPLIT COMMON STOCK 5 FOR 1

     Englewood, CO., April 9, 1998 /PRNewswire/- CommNet Cellular Inc. (Nasdaq National Market:CELS) announced today it will split its common stock 5 for 1, with shareholders receiving four additional shares for each share they own as of April 20, 1998, the record date for the split. The payment date is May 7, 1998.

     CommNet currently has approximately 4.5 million shares outstanding and after the split will have approximately 22.5 million shares outstanding. As a result of the recent recapitalization of CommNet and merger of AV Acquisition Corp., an affiliate of The Blackstone Group's Blackstone Capital Partners II Merchant Banking Fund L.P., with and into CommNet, Blackstone owns approximately 87% of the stock outstanding.

     CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets located in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of
4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.

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                   P.O. Box 6606 . Englewood, CO 80155-6606
 8350 East Crescent Parkway, Suite 400 . Englewood, CO 80111 . (303) 694-3234